UNANIMOUS CONSENT OF THE MEMBERS
                          OF THE COMPENSATION COMMITTEE
                        OF RIVIERA HOLDINGS CORPORATION,
                                       AND
                           THE BOARDS OF DIRECTORS OF
                          RIVIERA HOLDINGS CORPORATION
                                       AND
                          RIVIERA OPERATING CORPORATION

                                  June 11, 2002

         The undersigned, who constitute the entire membership of the Riviera Holdings Corporation Compensation Committee (the "Committee") and the Boards of Directors of Riviera Holdings Corporation ("RHC") and Riviera Operating Corporation ("ROC") (collectively the "Companies"), in lieu of a meeting, hereby consent to the following resolutions:

         WHEREAS, effective May 15, 2002, ROC awarded Termination Agreements ("AGREEMENTS") which provide for the continued payment of wages and provision of benefits to certain ROC employees in the event such employee is terminated without cause after a "change of control" as defined in the AGREEMENTS.

         WHEREAS, the RHC Restricted Stock Plan (the "PLAN"), which provides for the award of restricted stock to ROC employees, contains a "change of control" provision.

         WHEREAS, due to the possibility of a change in management by a Substantial Shareholder (Substantial Shareholder as defined in the RHC Articles of Incorporation), RHC and ROC desire to clarify the definition of "change of control" as used in both the AGREEMENTS and the PLAN (collectively referred to as the "DOCUMENTS").

         WHEREAS, although a change in management by a Substantial Shareholder is not specifically outlined in the change of control definitions contained within the DOCUMENTS, a change in management by a Substantial Shareholder is within the original intent of the definition of change of control as contained within the DOCUMENTS.

         NOW, THEREFORE, BE IT RESOLVED, that the paragraphs which define "change of control" contained in the Termination Agreements effective May 15, 2002, and the RHC Restricted Stock Plan, shall be amended in their entirety to read as follows:

         o "Change of Control" shall mean (i) sale of substantially all of the Company's assets; (ii) the sale of more than a majority of the Company's common stock; (iii) a merger in which the Company is not the surviving company; (iv) a merger where a majority of the stock of the Company, as the surviving company, shall be held by a party or related group of parties other than Westerman or executives of the company with more than two (2) years seniority; or (v) (A) any person becomes a Substantial Stockholder ("Substantial Stockholder") as defined in RHC's Second Restated Articles of Incorporation ("Articles of Incorporation") and (B) both of the following occur:

         o the Company's Board of Directors waives the voting limitation with respect to the Substantial Stockholder or his designee as provided in the Articles of Incorporation; and

         o the Substantial Shareholder or his designee replaces William L. Westerman as Chief Executive Officer of the Company or otherwise assumes control of the Company.

                  BE IT FURTHER RESOLVED, that in the event of a "Change of Control" (as defined in the above resolution), all restricted stock awards pursuant to the RHC Restricted Stock Plan shall become immediately fully vested to the recipient of each restricted stock award, all restrictions shall immediately lapse, and all restricted shares shall immediately convert to common stock as of the time of any "change of control".

                  Except as amended hereby, the terms of the TERMINATION AgreementS with an effective date of May 15, 2002, and the RHC Restricted Stock Plan shall remain in full force and effect.

RIVIERA HOLDINGS CORPORATION COMPENSATION COMMITTEE


---------------------------------           ------------------------------------
Jeffrey A. Silver, Chairman                           Robert R. Barengo, Member



---------------------------------
Paul A. Harvey, Member


RIVIERA HOLDINGS CORPORATION and RIVIERA OPERATING CORPORATION BOARDS OF
DIRECTORS


---------------------------------           ----------------------------------
William L. Westerman, Chairman                       Robert R. Barengo, Member


---------------------------------           ----------------------------------
Jeffrey A. Silver, Member                            Paul A. Harvey, Member